UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2019

Postal Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-38903	83-2586114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Columbia Avenue

Cedarhurst, NY 11516

(Address of Principal Executive Offices, and Zip Code)

(516) 295-7820

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	PSTL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On September 27, 2019, Postal Realty Trust, Inc. (the “Company”), as guarantor, Postal Realty LP (the “Operating Partnership”), as borrower, and certain indirect subsidiaries of the Company entered into a Credit Agreement (the “Credit Agreement”) with People’s United Bank, National Association (“People’s”), individually and as administrative agent, BMO Capital Markets Corp., as syndication agent, and certain other lenders thereunder.

The Credit Agreement provides for a senior revolving credit facility (the “Credit Facility”) with revolving commitments in an aggregate principal amount of $100 million. The Credit Agreement provides that, subject to customary conditions, including obtaining lender commitments and compliance with its financial maintenance covenants under the Credit Agreement, the Operating Partnership may seek to increase the aggregate lending commitments under the Credit Agreement by up to $100 million, with such increase in total lending commitments to be allocated to increasing the revolving commitments.

The Operating Partnership currently expects to use borrowings under the Credit Facility for working capital purposes, which may include repayment of indebtedness, property acquisitions and other general corporate purposes.

The Credit Facility has a maturity date of September 27, 2023. The Operating Partnership is permitted to prepay all or any portion of the loans under the Credit Facility prior to maturity without premium or penalty, subject to reimbursement of any LIBOR breakage costs of the lenders.

The interest rates applicable to loans under the Credit Facility are, at the Operating Partnership’s option, equal to either a base rate plus a margin ranging from 0.7% to 1.4% per annum or LIBOR plus a margin ranging from 1.7% to 2.4% per annum based on a consolidated leverage ratio. In addition, the Operating Partnership will pay, for the period through and including the calendar quarter ending March 31, 2020, an unused facility fee on the revolving commitments under the Credit Facility of .75% per annum for the first $100 million and .25% per annum for the portion of revolving commitments exceeding $100 million, and for the period thereafter, an unused facility fee of .25% per annum for the aggregate unused revolving commitments, with both periods utilizing calculations of daily unused commitments under the Credit Facility.

The Credit Facility is guaranteed (the “Guaranty”), jointly and severally, by the Company and certain indirect subsidiaries of the Company (the “Subsidiary Guarantors”), and includes a pledge of equity interests (the “Pledge Agreement”) in the Subsidiary Guarantors. The Credit Agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of the Operating Partnership and certain other parties to incur indebtedness, grant liens on their assets, make certain types of investments, engage in acquisitions, mergers or consolidations, sell assets, enter into hedging transactions, enter into certain transactions with affiliates and make distributions. The Credit Agreement requires the Operating Partnership to comply with consolidated financial maintenance covenants to be tested quarterly, including a maximum consolidated secured indebtedness ratio, maximum consolidated leverage ratio, minimum consolidated fixed charge coverage ratio, minimum consolidated tangible net worth, maximum dividend payout ratio, maximum consolidated unsecured leverage ratio, and minimum debt service coverage ratio. The Credit Agreement also contains certain customary events of default, including the failure to make timely payments under the Credit Facility, any event or condition that makes other material indebtedness due prior to its scheduled maturity, the failure to satisfy certain covenants and specified events of bankruptcy and insolvency.

The foregoing description of the Credit Facility is qualified in its entirety by reference to the Credit Agreement, Pledge Agreement, and Guaranty, which are filed herewith as Exhibits 10.1, 10.2 and 10.3 respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

Postal Realty Trust, Inc. (the “Company”) issued a press release on October 2, 2019 announcing that the Operating Partnership has entered into a $100 million credit agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of September 27, 2019, among Postal Realty LP, as borrower, the lenders party hereto and People’s United Bank, National Association, as administrative agent and BMO Capital Markets Corp., as syndication agent.
10.2	Pledge Agreement, dated as of September 27, 2019, by Postal Realty LP, as pledger, in favor of People’s United Bank, National Association, as administrative agent.
10.3	Guaranty, dated as of September 27, 2019, among Postal Realty Trust, Inc., certain subsidiary guarantors, and People’s United Bank, National Association, as administrative agent.
99.1	Postal Realty Trust, Inc. Press Release, dated October 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTAL REALTY TRUST, INC.

Date: October 2, 2019	By:	/s/ Jeremy Garber
	Name:	Jeremy Garber
	Title:	President, Treasurer and Secretary

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